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                                                                   EXHIBIT 10.3f

                           PLAYBOY ENTERPRISES, INC.

                                CHRISTIE HEFNER
                                 CHAIRMAN AND
                            CHIEF EXECUTIVE OFFICER

                                April 18, 1997

Linda Havard
1413 Rutherford Drive
Pasadena, CA  91103

Dear Linda:

It is with great pleasure that I offer you the position of Executive Vice President, Chief Financial Officer of Playboy Enterprises, Inc. Your start date will be Friday, May 16, 1997.

You will be reporting to me. You will be domiciled at the Playboy offices in Chicago, although you will be expected to do such traveling as may be necessary and appropriate for the performance of your duties.

You will be paid a base salary of $300,000 per year, to be paid on a biweekly basis on our normal payroll dates. In addition, you are entitled to participate in a Board approved incentive plan with a Fiscal 1998 maximum potential of 60% of your base salary based upon the Company's performance.

You will be entitled to participate in all fringe benefits made available to Playboy executives. You will also be a member of the Executive Committee of the Company. You will be entitled to four weeks' paid vacation.

You will be entitled to participate in the "parachute plan" that is described on page 14 of Playboy's 1996 proxy statement, copy enclosed.

I will recommend to the Company's Compensation Committee that you be granted an option to purchase 75,000 shares of Playboy's Class B stock and the right to receive up to 20,000 shares of Class B stock under the Company's restricted stock plan, vesting 7,500 shares upon the Company's achieving operating income of $15 million and 12,500 shares on the Company's achieving operating income of $20 million according to the terms and conditions of the 1995 Playboy Enterprises, Inc. Stock Incentive Plan.


        680 NORTH LAKE SHORE DRIVE/CHICAGO, ILLINOIS 60611/312-751-8000
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April 18, 1997
Linda Havard
Page Two

To assist in the sale of your California home, the Company will reimburse you for brokerage commissions and customary closing costs/attorney fees and title costs. Also, if you sell your home within the next 18 months for less than $837,500, Playboy will reimburse you for the difference between the actual purchase price and $837,500 -- up to a maximum reimbursement of $70,000. Should you voluntarily terminate your employment within two years from the sale of your home, you must return any such amount paid to you by Playboy. If you choose to purchase a new residence in Chicago, you will be reimbursed for customary and reasonable closing costs, to include title costs and reasonable attorney and escrow office fees. You will also be reimbursed for the relocation of your household goods.

Also, to assist in your transition, the Company will also provide you with temporary furnished housing in Chicago for up to three months. The Company will also reimburse you for travel back/forth from Chicago/California for you and/or your family.

The initial term of your employment will commence on May 16, 1997 and end on June 30, 2001. Within this period, if you are terminated at any time not for cause (as defined below), you will be entitled to receive 12 months severance pay based on your salary at that time. "For cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or engaging in conduct materially injurious to Playboy. In the event of such termination you will have no duty to mitigate damages, and you will be free to accept other employment at your discretion.

If the above is acceptable, please sign, date and return the enclosed copy of this letter.
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April 18, 1997
Linda Havard
Page Three

Once again, welcome to the Playboy family.  I look forward to working with you.

                                       Sincerely,

                                       /s/ Christie Hefner

                                       Christie Hefner

ACCEPTED:

/s/ Linda Havard
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    Linda Havard

Date   4/23/97
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